SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934
REINSURANCE GROUP OF AMERICA, INCORPORATED
(Exact name of registrant as specified in its charter)

Missouri	43-1627032

(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1370 Timberlake Manor Parkway, Chesterfield, Missouri	63017

(Address of principal executive offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on Which
to be so Registered	Each Class is to be Registered
Common Stock, Class A, $0.01 par value	New York Stock Exchange
Series A-1 Preferred Share Purchase Rights	New York Stock Exchange
Common Stock, Class B, $0.01 par value	New York Stock Exchange
Series B-1 Preferred Share Purchase Rights	New York Stock Exchange
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates :	333-151390
(If applicable)
Securities to be registered pursuant to Section 12(g) of the Act:
None

(Title of class)

ITEM 1. Description Of Registrant’s Securities To Be Registered
ITEM 2. Exhibits
SIGNATURE
EXHIBIT INDEX
Form of Stock Certificate for Class A Common Stock
Form of Stock Certificate for Class B Common Stock

ITEM 1. Description Of Registrant’s Securities To Be Registered.
     The description under the heading “Description of RGA Capital Stock” relating to Reinsurance Group of America, Incorporated’s (the “Company”) class A common stock, $0.01 par value per share and class B common stock, $0.01 par value per share, as applicable, in the Proxy Statement/Prospectus included in the Company’s Registration Statement on Form S-4 (Registration No. 333-151390) filed with the U.S. Securities and Exchange Commission (“SEC”) on June 3, 2008, and amended by Pre-Effective Amendment No. 1 on July 10, 2008, as amended from time to time (the “Registration Statement”), is incorporated herein by reference.
     The description under the heading “Proposal Five: Ratification of Section 382 Shareholder Rights Plan — Description of Section 382 Shareholder Rights Plan,” “— Anti-Takeover Effect,” and “— Possible Effect on Liquidity” relating to the Company’s Series A-1 Preferred Share Purchase Rights and the Company Series B-1 Preferred Share Purchase Rights, as applicable, in the Proxy Statement/Prospectus included in the Registration Statement, is incorporated herein by reference.
     Any form of prospectus subsequently filed by the Company pursuant to Rule 424(b) under the Securities Act of 1933, as amended, which includes a description of the securities to be registered hereunder shall be deemed to be incorporated by reference into this registration statement.
ITEM 2. Exhibits.
See exhibit index.

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SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

REINSURANCE GROUP OF AMERICA,
INCORPORATED

Date: July 16, 2008	By:	/s/ Jack B. Lay

Jack B. Lay
Senior Executive Vice President
and Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description of Exhibit

1	Proposed Amended and Restated Articles of Incorporation of RGA, incorporated by reference to Exhibit 3.3 of the Company’s Current Report on Form 8-K, filed with the SEC on June 5, 2008.

2	Proposed Amended and Restated Bylaws of RGA, incorporated by reference to Exhibit 3.4 of the Company’s Current Report on Form 8-K, filed with the SEC on June 5, 2008.

3	Form of Amended and Restated Section 382 Rights Agreement between Reinsurance Group of America, Incorporated and Mellon Investor Services LLC, as Rights Agent, incorporated by reference to Appendix C of the Registration Statement, which includes the form of Amended and Restated Certificate of Designation, Preferences and Rights of Series A-1 Junior Participating Preferred Stock as Exhibit A-1, the form of Certificate of Designation, Preferences and Rights of Series B-1 Junior Participating Preferred Stock as Exhibit A-2, the form of Right Certificate for Class A Rights as Exhibit B-1 and the Form of Right Certificate for Class B Rights as Exhibit B-2. Pursuant to the Amended and Restated Section 382 Rights Agreement, as so amended, printed Right Certificates will not be mailed until as soon as practicable after the earlier of the tenth day following the date of the earlier of either public announcement that a person or group (except for certain grandfathered or exempted persons) has acquired beneficial ownership of 5% or more (by value) of RGA stock (as defined in the agreement) or the close of business on the tenth business day (or such later date as may be determined by action of the Board of Directors) after a person commences, or announces its intention to commence, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group (except for certain grandfathered or exempted persons) of 5% or more (by value) of RGA stock.

4	Form of stock certificate for the Company’s class A common stock.

5	Form of stock certificate for the Company’s class B common stock.